Company Contact:
Kevin Scull
Wayside Technology Group, Inc.
Vice President and Chief Accounting Officer
(732)-389-8950
kevin.scull@waysidetechnology.com

WAYSIDE TECHNOLOGY GROUP, INC. REPORTS FOURTEENTH CONSECUTIVE
QUARTER OF DOUBLE DIGIT REVENUE GROWTH;
SALES INCREASE 35%, INCOME FROM OPERATIONS INCREASES 32%

SHREWSBURY, NJ, January 25, 2007 - Wayside Technology Group, Inc. (NASDAQ: WSTG)

Fourth Quarter 2006 results

- Sales: $56.8 million, up 35% year-over-year

- Gross profit: $4.7 million, up 9% year-over-year

- Income from operations: $1.5 million, up 32% year-over-year

Full year 2006 results

- Sales: $182.3 million, up 35% year-over-year

- Gross profit: $17.0 million, up 13% year-over-year

- Income from operations: $4.8 million, up 74% year-over-year

The results will be discussed in a conference call to be held on Friday, January 26, 2007 at 10:00 AM Eastern time. The dial-in telephone number is (866) 835-8907 and the pass code is "WSTG".

This conference call will be available via live webcast - in listen-mode only - at www.earnings.com. A replay will be available on our website at www.waysidetechnology.com.

"We are very proud to report these results for 2006," said Simon F. Nynens, chairman and chief executive officer. "This was a great year for our company, not only financially but also operationally. In 2006 we changed our corporate name, launched a new division, TechXtend, Inc., released improved and new websites, updated our corporate branding and continued to build a motivated and eager team. All this was done while not losing sight of the financial goals, a tremendous achievement for which I would like to thank everyone here at Wayside Technology Group, Inc." James Reinders, Director of Marketing, Intel Software Development Products added "2006 was a year in which we worked very well with Wayside Technology Group. The operational improvements really helped both of our organizations."

Net sales for the quarter ended December 31, 2006 were $56.8 million compared to $42.0 million in the fourth quarter of 2005, a 35% increase. Total sales for our Programmer's Paradise division were $11.8 million compared to $13.7 million in the fourth quarter of 2005, representing a 14% decrease. Total sales for our Lifeboat division were $45.1 million compared to $28.2 million in the fourth quarter of 2005, representing a 60% increase.

Net sales in 2006 were $182.3 million compared to $137.7 million in 2005, a 32% increase. Total sales for our Programmer's Paradise division in 2006 amounted to $53.7 million, equal compared to $53.7 million in 2005. Total sales for our Lifeboat division were $128.6 million compared to $84.0 million in 2005, representing a 53% increase, mainly a result of strong sales in our expanding virtual infrastructure-centric business, the addition of new vendor lines as well as the strengthening of our account penetration.

Gross profit for the quarter ended December 31, 2006 was $4.7 million compared to $4.3 million in the fourth quarter of 2005, a 9% increase. Total gross profit for our Programmer's Paradise division was $1.6 million compared to $1.9 million in the fourth quarter of 2005, representing a 14% decrease. Total gross profit for our Lifeboat division was $3.1 million compared to $2.4 million in the fourth quarter of 2005, representing a 27% increase.

Gross profit for 2006 was $17.0 million compared to $15.0 million in 2005, a 13% increase. Total gross profit for our Programmer's Paradise division was $7.3 million compared to $7.4 million in 2005, representing a 1% decrease. Total gross profit for our Lifeboat division was $9.7 million compared to $7.6 million in 2005, representing a 28% increase.

Gross profit margin, as a percentage of net sales, for the quarter ended December 31, 2006 was 8.2% compared to 10.2% in the fourth quarter of 2005. Gross profit margin for our Programmer's Paradise division was 13.7%, equal compared to 13.7% in the fourth quarter of 2005. Gross profit margin for our Lifeboat division was 6.8% compared to 8.5% in the fourth quarter of 2005.

Gross profit margin, as a percentage of net sales, for 2006 was 9.3% compared to 10.9% in 2005. Gross profit margin for our Programmer's Paradise division was 13.6% compared to 13.8% in 2005. Gross profit margin for our Lifeboat division was 7.5% compared to 9.0% in 2005.

The increase in gross margin dollars and the decline in gross margin as a percentage of net sales are mainly the result of the strong growth of our Lifeboat Division. Distribution margins are typically lower than reseller margins. Lifeboat represented 71% of our sales in 2006, compared to 61% of our sales in 2005.

Direct selling costs for the quarter ended December 31, 2006 were $1.4 million compared to $1.3 million in the fourth quarter of 2005, a 7% increase. Total direct selling costs for our Programmer's Paradise division were $0.7 million compared to $0.9 million in the fourth quarter of 2005, representing a 14% decrease. Total direct selling costs for our Lifeboat division were $0.6 million compared to $0.4 million in the fourth quarter of 2005, representing a 49% increase.

Direct selling costs for 2006 were $5.6 million compared to $6.0 million in 2005, a 7% decrease. Total direct selling costs for our Programmer's Paradise division were $3.4 million compared to $4.2 million in 2005, representing a 20% decrease, mainly a result of fewer sales staff as we focused on increasing the productivity per sales executive. Total direct selling costs for our Lifeboat division were $2.2 million compared to $1.8 million in 2005, representing a 23% increase, mainly a result of hiring additional sales staff to support the fast growth of our Lifeboat division.

Total selling, general, and administrative ("SG and A") expenses for the fourth quarter of 2006 were $3.2 million, equal compared to $3.2 million in the fourth quarter of 2005, despite $0.2 million of compensation expenses in the fourth quarter of 2006 related to the implementation of FAS 123(R) for stock based compensation. As a percentage of net sales, SGandA expenses for the fourth quarter of 2006 were 5.6% compared to 7.5% in the fourth quarter of 2005.

Total selling, general, and administrative ("SG and A") expenses for 2006 were $12.2 million, equal compared to $12.2 million in 2005, as the lower direct selling costs were offset by increased general costs, including additional marketing, IT and website staff and $0.3 million in compensation expenses in 2006 related to the implementation of FAS 123(R) for stock based compensation. As a percentage of net sales, SG and A expenses for 2006 were 6.7% compared to 8.9% in 2005.

Fourth quarter income from operations in 2006 was $1.5 million compared to $1.2 million in the fourth quarter of 2005, representing a 32% increase.

Income from operations in 2006 was $4.8 million compared to $2.8 million in 2005, representing a 74% increase, as we were able to increase our income from operations by the same amount as the increase of our gross margins, a great achievement in terms of productivity.

Income taxes in the fourth quarter of 2005 were reduced by $0.9 million as a result of the elimination of a $0.9 million deferred income tax valuation allowance. This allowance was deemed no longer necessary due to our strong financial performance in 2005. As a result, income taxes in 2006 compared to 2005 increased by $1.9 million, from $0.4 million in 2005 to $2.3 million in 2006.

Fourth quarter net income in 2006 was $1.0 million compared to $1.6 million in the fourth quarter of 2005, mainly due to the $0.9 million elimination of the deferred income tax valuation allowance in the fourth quarter of 2005.

Net income in 2006 was $3.3 million compared to $2.7 million in 2005, as the $2.5 million increase in pretax income was partly offset by the $1.9 million increase in taxes, mainly due to $0.9 million elimination of the deferred income tax valuation allowance in the fourth quarter of 2005.

About Wayside Technology Group, Inc.

Wayside Technology Group, Inc. (NASDAQ: WSTG) was founded in 1982 and is a unified and integrated technology company providing products and solutions for corporate resellers, VARs, and developers, as well as business, government and educational entities. The company generated sales of $182 million in 2006, and was ranked No. 8 on BusinessWeek's list of hot growth companies in June 2006. The company offers technology products from software publishers and manufacturers such as Microsoft, Computer Associates, IBM, VMware, Borland, Quest Software, Compuware, Infragistics, ComponentOne, Macrovision, and Adobe.

Additional information can be found by visiting www.waysidetechnology.com.

The statements in this release concerning the Company's future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the continued acceptance of the Company's distribution channel by vendors and customers, the timely availability and acceptance of new products, and contribution of key vendor relationships and support programs. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission.

- Tables Follow -

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	December 31, 2006	December 31, 2005
	(Unaudited)	(Audited)
ASSETS
Current assets
Cash and cash equivalents	$ 13,832	$ 7,369
Marketable securities	7,032	7,884
Accounts receivable, net	28,045	21,185
Inventory - finished goods	1,265	1,956
Prepaid expenses and other current assets	607	688
Deferred income taxes, current	1,632	1,783
Total current assets	52,413	40,865

Equipment and leasehold improvements, net	488	434
Other assets	2,927	453
Deferred income taxes, net of current	1,453	2,516

Total assets	$ 57,281	$ 44,268

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$ 35,304	$ 25,751
Dividend payable	638	519
Total current liabilities	35,942	26,270

Other liabilities	41	-
Total liabilities	35,983	26,270

Commitments and contingencies

Stockholders' equity
Common stock, $.01 par value; authorized, 10,000,000 shares; issued 5,284,500 shares	53	53
Additional paid-in capital	29,252	30,948
Treasury stock, at cost, 687,879 shares and 1,289,665 shares, respectively	(1,905)	(3,620)
Accumulated deficit	(6,302)	(9,570)
Accumulated other comprehensive income	200	187
Total stockholders' equity	21,298	17,998
Total liabilities and stockholders' equity	$ 57,281	$ 44,268

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME
(Unaudited)
(In thousands, except per share data)

	Years ended December 31,		Three months ended December 31,
	2006	2005	2006	2005

Net sales	$ 182,319	$ 137,655	$ 56,840	$ 41,962

Cost of sales	165,350	22,685	52,154	37,669

Gross profit	16,969	14,970	4,686	4,293

Selling, general and administrative expenses	12,163	12,203	3,164	3,139

Income from operations	4,806	2,767	1,522	1,154

Interest income, net	738	313	237	94

Realized foreign exchange gain (loss)	3	(13)	1	2

Income before income tax provision	5,547	3,067	1,760	1,250

Provision (benefit) for income taxes	2,279	414	723	(314)

Net income	$ 3,268	$ 2,653	$ 1,037	$ 1,564

Net income per common share - Basic	$ 0.78	$ 0.67	$ 0.24	$ 0.39

Net income per common share - Diluted	$ 0.72	$ 0.61	$ 0.22	$ 0.36

Weighted average common shares outstanding-Basic	4,191	3,976	4,278	3,995

Weighted average common shares outstanding-Diluted	4,521	4,384	4,613	4,362

Reconciliation to comprehensive income:

Net income	$ 3,268	$ 2,653	$ 1,037	$ 1,564
Other comprehensive income, net of tax:
Unrealized gain (loss) on marketable securities	10	12	(11)	(2)
Foreign currency translation adjustments	3	22	(71)	-
Total comprehensive income	$ 3,281	$ 2,687	$ 955	$ 1,562